Exhibit 2.5

Execution Verison

FOURTH Amendment to ASSET PURCHASE AGREEMENT

This FOURTH AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of February 2, 2015 (the “Effective Date”), is entered into by and between Zenith Education Group, Inc., a Delaware nonprofit corporation (“Purchaser”) and Corinthian Colleges, Inc., a Delaware corporation, for itself and on behalf of the Sellers (the “Seller Representative,” and together with Purchaser, the “Parties,” and each, a “Party”). Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement (defined below).

RECITALS

A.     Reference is made to the Asset Purchase Agreement dated November 19, 2014, as amended by Letter Agreements dated December 17, 2014 and January 5, 2015 and a Third Amendment to Asset Purchase Agreement dated February 2, 2015 (as amended, the “Purchase Agreement”) by and among Purchaser, the Seller Representative and the other parties named therein.

B.     The Parties expect, subject to the satisfaction or waiver of the closing conditions described in Article VI of the Purchase Agreement, to effect an Initial Closing on or after February 2, 2015 with respect to most of the Everest Plus Schools (the “Initial Closing Schools”) and to effect a subsequent Closing pursuant to Section 6.4 of the Purchase Agreement at a later date with respect to some or all of the remaining Everest Plus Schools (the “Subsequent Closing Schools”).

C.     The Parties wish to clarify the calculation of Working Capital and related procedures for purposes of the Initial Closing and any subsequent Closing and certain other items that have come to light or changed between the signing of the Purchase Agreement and the date hereof.

D.     NOW, THEREFORE, in consideration of the premises set forth above and in reliance on the representations, warranties and agreements in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AmendmentS

1.     Section 1.3(b). Section 1.3(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(b)      all accounts payable, including lease payables, of the Sellers or any of their Subsidiaries to third parties in connection with the Everest Plus Business that remain unpaid as of the Closing Date to the extent included in the Final Closing Working Capital (for the avoidance of doubt, the assumption of a liability for an account payable, including a lease payable, of the Sellers or any of their Subsidiaries to third parties pursuant to Section 1.3(b) shall not constitute an assumption of any other obligation with respect to the underlying account, contract, lease, agreement or matter; rather, such other obligations shall arise, if at all, only if required to be assumed by another provision of this Agreement);

2.     Section 1.3(e). Section 1.3(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(e)      all accruals for salary, wages, unpaid vacation days, sick days, expense reimbursement for Transferred Employees hired by Purchaser and, subject to Section 5.11 and pursuant to the Zurich Agreement, workers’ compensation claims for those locations that have been assumed by Purchaser, in all cases, to the extent included in the Final Closing Working Capital;

3.     Section 1.6. Section 1.6 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Section 1.6     Working Capital Adjustment.

(a)     Determination of Initial Adjustments.

(i)     At least three (3) Business Days prior to the Closing Date, the Seller Representative shall deliver to Purchaser a closing statement setting forth (i) the Sellers’ good faith estimate of Working Capital (for this purpose, excluding current assets and current liabilities that relate exclusively to Everest Plus Schools other than the Initial Closing Schools) as of 12:01 a.m. Pacific Time on the Closing Date prepared in accordance with GAAP and the policies and procedures set forth on Schedule 1.6(a) (the “Estimated Closing Working Capital”) and (ii) the Sellers’ good faith estimate of Deferred Revenue (for this purpose, excluding Deferred Revenue that relates exclusively to Everest Plus Schools other than the Initial Closing Schools) as of 12:01 a.m. Pacific Time on the Closing Date prepared in accordance with GAAP and the policies and procedures set forth on Schedule 1.6(a) (the “Estimated Closing Deferred Revenue”).

(ii)     At least three (3) Business Days prior to any Subsequent Closing Date, the Seller Representative shall deliver to Purchaser a closing statement setting forth (i) the Sellers’ good faith estimate of Working Capital as it relates exclusively to the Subsequent Closing Schools as of 12:01 a.m. Pacific Time on the Subsequent Closing Date, prepared in accordance with GAAP and the policies and procedures set forth on Schedule 1.6(a) of the Purchase Agreement (the “Estimated Subsequent Closing Working Capital”) and (ii) the Sellers’ good faith estimate of Deferred Revenue as it relates exclusively to the Subsequent Closing Schools as of 12:01 a.m. Pacific Time on the Subsequent Closing Date, prepared in accordance with GAAP and the policies and procedures set forth on Schedule 1.6(a) of the Purchase Agreement (the “Estimated Subsequent Closing Deferred Revenue”).

(iii)     If there is any inconsistency or contradiction between the policies and procedures set forth on Schedule 1.6(a) of the Purchase Agreement and GAAP, the Sellers’ critical accounting policies set forth on Section 2.4(b) of the Seller Disclosure Schedule or the terms of this Agreement, the terms of Schedule 1.6(a) shall control for all purposes.

(b)     Disputed Adjustment.

(i)     No later than sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to the Seller Representative (A) an unaudited balance sheet for the Everest Plus Business (for this purpose, excluding those assets and liabilities that relate exclusively to Everest Plus Schools other than the Initial Closing Schools) as of 12:01 a.m. Pacific Time on the Closing Date (the “Closing Balance Sheet”), and (B) a special report (the “Closing Working Capital and Closing Deferred Revenue Statement”) setting forth (1) Purchaser’s calculation of Working Capital (for this purpose, excluding current assets and current liabilities that relate exclusively to Everest Plus Schools other than the Initial Closing Schools) as of 12:01 a.m. Pacific Time on the Closing Date (the “Closing Working Capital”) and (2) Purchaser’s calculation of Deferred Revenue (for this purpose, excluding Deferred Revenue that relates exclusively to Everest Plus Schools other than the Initial Closing Schools) as of 12:01 a.m. Pacific Time on the Closing Date (the “Closing Deferred Revenue”). No later than thirty (30) days following any Subsequent Closing Date, Purchaser shall prepare and deliver to the Seller Representative (A) an unaudited balance sheet for those assets and liabilities that relate exclusively to the Subsequent Closing Schools as of 12:01 a.m. Pacific Time on the Subsequent Closing Date (the “Subsequent Closing Balance Sheet”), and (B) a special report (the “Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement”) setting forth (1) Purchaser’s calculation of Working Capital as it relates exclusively to the Subsequent Closing Schools as of 12:01 a.m. Pacific Time on the Closing Date (the “Subsequent Closing Working Capital”) and (2) Purchaser’s calculation of Deferred Revenue as it relates exclusively to the Subsequent Closing Schools as of 12:01 a.m. Pacific Time on the Closing Date (the “Subsequent Closing Deferred Revenue”). The Closing Balance Sheet and the Subsequent Closing Balance Sheet shall be prepared in accordance with GAAP and the policies and procedures set forth on Schedule 1.6(a). The Closing Working Capital set forth on the Closing Working Capital and Closing Deferred Revenue Statement shall be derived from the Closing Balance Sheet and prepared in accordance with the definition of Working Capital. The Subsequent Closing Working Capital set forth on the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement shall be derived from the Subsequent Closing Balance Sheet and prepared in accordance with the definition of Working Capital. The Closing Deferred Revenue set forth on the Closing Working Capital and Closing Deferred Revenue Statement shall be derived from the Closing Balance Sheet and prepared in accordance with the definition of Deferred Revenue. The Subsequent Closing Deferred Revenue set forth on the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement shall be derived from the Subsequent Closing Balance Sheet and prepared in accordance with the definition of Deferred Revenue. During the thirty (30) day period following delivery of the Closing Balance Sheet and Closing Working Capital and Closing Deferred Revenue Statement (which period shall be extended as necessary so that if a subsequent Closing has occurred, at least fifteen (15) days shall have elapsed since the delivery to the Seller Representative of any Subsequent Closing Balance Sheet and Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement with respect to the latest such subsequent Closing; and as so extended, the “Review Period”), and during any period of dispute with respect thereto thereafter, each party, at its own cost, shall cooperate with and provide the other party and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents to the extent such materials are in the possession of such party), supporting data, facilities and employees of such party and its Subsidiaries to the extent necessary for purposes of the analysis of the Closing Balance Sheet, the Subsequent Closing Balance Sheet, the Closing Working Capital and Closing Deferred Revenue Statement, and the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement.

(ii)     If the Sellers dispute the accuracy of the Closing Working Capital or Closing Deferred Revenue set forth on the Closing Working Capital and Closing Deferred Revenue Statement or the Subsequent Closing Working Capital or Subsequent Closing Deferred Revenue set forth on the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement (it being understood and agreed that the Sellers may dispute the underlying items on the Closing Balance Sheet and the Subsequent Closing Balance Sheet from which the Closing Working Capital and Closing Deferred Revenue and the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue, respectively, are derived and not solely the derivation thereof), the Seller Representative shall provide written notice of such dispute to Purchaser no later than the expiration of the Review Period (the “Dispute Notice”), which notice shall set forth in reasonable detail those items that the Sellers dispute, and the amounts of any adjustments that are necessary in the Sellers’ judgment for the computations contained in the Closing Working Capital and Closing Deferred Revenue Statement and the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement to conform to the requirements of this Agreement, and the basis for the Sellers’ adjustments. During the thirty (30) day period following delivery of a Dispute Notice, Purchaser and the Sellers shall negotiate in good faith with a view to resolving their disagreements over the disputed items, and the provisions of Rule 408 of the Federal Rules of Evidence and any applicable similar state rule regarding inadmissibility of offers to compromise and of statements made in compromise negotiations when offered to prove liability for, invalidity of, or amount of a claim that was disputed as to validity or amount shall apply to all such negotiations (unless otherwise agreed in writing by Purchaser and the Seller Representative (on behalf of the Sellers)). If Purchaser and the Sellers resolve their differences over the disputed items in accordance with the foregoing procedure, (A) the Final Closing Working Capital shall be deemed to be the amount agreed upon by them and reflected in a written statement setting forth the amount of the Final Closing Working Capital signed by Purchaser and the Seller Representative (on behalf of the Sellers), (B) the Final Closing Deferred Revenue shall be deemed to be the amount agreed upon by them and reflected in a written statement setting forth the amount of the Final Closing Deferred Revenue signed by Purchaser and the Seller Representative (on behalf of the Sellers), (C) the Final Subsequent Closing Working Capital shall be deemed to be the amount agreed upon by them and reflected in a written statement setting forth the amount of the Final Subsequent Closing Working Capital signed by Purchaser and the Seller Representative (on behalf of the Sellers), and (D) the Final Subsequent Closing Deferred Revenue shall be deemed to be the amount agreed upon by them and reflected in a written statement setting forth the amount of the Final Subsequent Closing Deferred Revenue signed by Purchaser and the Seller Representative (on behalf of the Sellers). If the parties fail to resolve their differences over all of the disputed items within such thirty (30) day period, then (1) each of Purchaser and the Seller Representative shall, within five (5) Business Days, deliver to the other a statement (the “Closing Working Capital and Closing Deferred Revenue Final Proposal”) setting forth Purchaser’s or the Sellers’, as applicable, final proposal with respect to the Closing Working Capital and Closing Deferred Revenue and a statement (the “Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Final Proposal”) setting forth Purchaser’s or the Sellers’, as applicable, final proposal with respect to the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue, each of which shall be binding on such party for purposes of the expense allocation set forth in Section 1.6(b)(iii) (it being understood and agreed that Purchaser may not propose an amount for any line item indicating lower Closing Working Capital or Subsequent Closing Working Capital or greater Closing Deferred Revenue or Subsequent Closing Deferred Revenue than the amount for such line item in the Closing Working Capital and Closing Deferred Revenue Statement or the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement, as applicable, and the Sellers may not propose an amount for any line item indicating higher Closing Working Capital or Subsequent Closing Working Capital or lower Closing Deferred Revenue or Subsequent Closing Deferred Revenue than the amount for such line item (if any) in the Dispute Notice), and (2) upon the written request of either Purchaser or the Seller Representative after delivery of the Closing Working Capital and Closing Deferred Revenue Final Proposals and the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Final Proposals, both Purchaser and the Seller Representative shall, within ten (10) Business Days after the receipt of such request, submit all unresolved disputed items (and only such unresolved disputed items, which for the avoidance of doubt shall include all unresolved disputed items existing in the Closing Working Capital and Closing Deferred Revenue Final Proposals and the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Final Proposals) to Grant Thornton LLP (the “Accounting Arbitrator”) to make a binding determination as to such unresolved disputed items in accordance with this Agreement.

(iii)     The Accounting Arbitrator will be requested, as a term of its engagement, to render its written decision with respect to all disputed items (and only with respect to any unresolved disputed items) submitted to it as soon as practicable but in no event more than sixty (60) days from the date of referral. Such written decision (A) shall be delivered to both Purchaser and the Seller Representative, (B) shall set forth the Accounting Arbitrator’s determination of the unresolved items submitted to it, including a statement in reasonable detail of the basis for its decision, and (C) shall be final and binding upon the parties and enforceable by any court of competent jurisdiction. Purchaser and the Seller Representative are each entitled to submit to the Accounting Arbitrator a statement and supporting materials setting forth such party’s position with respect to the unresolved items submitted to the Accounting Arbitrator. The Accounting Arbitrator shall review such submissions and shall render its determination based solely on such submissions (and not on the basis of an independent review) and in accordance with GAAP and the policies and procedures set forth on Schedule 1.6(a). In resolving any disputed item, the Accounting Arbitrator may not determine any disputed matter of law or assign a value to any item greater than the greatest value for such item claimed by either Purchaser or the Sellers or less than the least value for such item claimed by either Purchaser or the Sellers. The Closing Working Capital set forth on the Closing Working Capital and Closing Deferred Revenue Statement, as adjusted to reflect the negotiated resolution of disputed items by Purchaser and the Sellers and the resolution of all other disputed items by the Accounting Arbitrator shall be deemed to be the Final Closing Working Capital. The Subsequent Closing Working Capital set forth on the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement, as adjusted to reflect the negotiated resolution of disputed items by Purchaser and the Sellers and the resolution of all other disputed items by the Accounting Arbitrator shall be deemed to be the Final Subsequent Closing Working Capital. The Closing Deferred Revenue set forth on the Closing Working Capital and Closing Deferred Revenue Statement, as adjusted to reflect the negotiated resolution of disputed items by Purchaser and the Sellers and the resolution of all other disputed items by the Accounting Arbitrator shall be deemed to be the Final Closing Deferred Revenue. The Subsequent Closing Deferred Revenue set forth on the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement, as adjusted to reflect the negotiated resolution of disputed items by Purchaser and the Sellers and the resolution of all other disputed items by the Accounting Arbitrator shall be deemed to be the Final Subsequent Closing Deferred Revenue. Each party shall bear its own costs in preparing and reviewing the Closing Balance Sheet, the Subsequent Closing Balance Sheet, the Closing Working Capital and Closing Deferred Revenue Statement, and the Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement. The fees and expenses of the Accounting Arbitrator will be apportioned between Purchaser, on the one hand, and the Sellers, on the other, by the Accounting Arbitrator based on the inverse proportion of the disputed amounts resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees).

(c)     Payment to Purchaser. If the sum of the Estimated Closing Working Capital plus the Estimated Subsequent Closing Working Capital is greater than the sum of the Final Closing Working Capital plus the Final Subsequent Closing Working Capital, then an amount equal to (i) the Estimated Closing Working Capital plus the Estimated Subsequent Closing Working Capital, less (ii) the Final Closing Working Capital plus the Final Subsequent Closing Working Capital (the “Working Capital Shortfall”) shall be due to Purchaser from the Sellers by a distribution from the Adjustment Escrow Fund. In addition, if the sum of the Estimated Closing Deferred Revenue plus the Estimated Subsequent Closing Deferred Revenue is less than the sum of the Final Closing Deferred Revenue plus the Final Subsequent Closing Deferred Revenue, then an amount equal to fifteen and one-half percent (15.5%) of the difference between (A) the Final Closing Deferred Revenue plus the Final Subsequent Closing Deferred Revenue and (B) the Estimated Closing Deferred Revenue plus the Estimated Subsequent Closing Deferred Revenue (the “Deferred Revenue Shortfall”) shall be due to Purchaser from the Sellers by a distribution from the Adjustment Escrow Fund. Accordingly, within three (3) Business Days after the determination of the Final Closing Working Capital, Final Subsequent Closing Working Capital, Final Closing Deferred Revenue and Final Subsequent Closing Deferred Revenue in accordance with Section 1.6(b), Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to make payment from the Adjustment Escrow Fund by wire transfer of immediately available funds to Purchaser in the amount equal to the Working Capital Shortfall and Deferred Revenue Shortfall, as applicable (and subject to Section 1.6(e)), and release the balance of the Adjustment Escrow Fund, if any, by wire transfer of immediately available funds to the Seller Representative; provided that if the Working Capital Shortfall and Deferred Revenue Shortfall, if applicable, exceeds the Adjustment Escrow Fund, then the Sellers shall jointly and severally be responsible for paying such excess to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser to the Seller Representative, and if that payment is not made within three (3) Business Days after the final determination of Final Closing Working Capital, Final Subsequent Closing Working Capital, Final Closing Deferred Revenue and Final Subsequent Closing Deferred Revenue, Purchaser may, at its sole discretion (i) pursue any and all claims, rights or remedies available to Purchaser at law or in equity to obtain payment of the excess shortfall due to Purchaser bearing interest at the annual rate of 12.5%, (ii) require the Sellers to issue a demand promissory note to Purchaser on terms reasonably acceptable to Purchaser but bearing interest at an annual rate of not more than 12.5%, (iii) proceed against the Indemnification Escrow Fund for such excess shortfall, provided, however, that any such distribution from the Indemnification Escrow Fund shall not relieve the Sellers of their obligation to pay the amount due to Purchaser by replenishing the Indemnification Escrow Fund in the amount of such excess shortfall, or (iv) set off the amount of such excess shortfall against any amounts owed by Purchaser to any Seller. Purchaser and the Sellers acknowledge and agree that the working capital adjustment provided for in this Section 1.6, and the dispute resolution provisions provided for in this Section 1.6, shall be the sole and exclusive remedies for the matters addressed herein. No claim for indemnification pursuant to ARTICLE VIII may be asserted by Purchaser to the extent such claim relates to the accuracy of the Estimated Closing Working Capital, Estimated Subsequent Closing Working Capital, Estimated Closing Deferred Revenue or Estimated Subsequent Closing Deferred Revenue or was otherwise taken into account in determining the Final Closing Working Capital, Final Subsequent Closing Working Capital, Final Closing Deferred Revenue or Final Subsequent Closing Deferred Revenue. Notwithstanding the foregoing, a determination that the Final Closing Working Capital, Final Subsequent Closing Working Capital, Final Closing Deferred Revenue or Final Subsequent Closing Deferred Revenue shall have become final and binding will not preclude a party from recovering for an overpayment under this Section 1.6(c) that is attributable to a breach of a representation or warranty, subject to the limitations set forth in ARTICLE VIII. Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations under ARTICLE VIII shall be paid without duplication, and no Indemnitee shall be entitled to recover more than once for any Loss.

(d)     Payment by Purchaser. If the sum of the Final Closing Working Capital plus the Final Subsequent Closing Working Capital is greater than the sum of the Estimated Closing Working Capital plus the Estimated Subsequent Closing Working Capital, then Purchaser shall, within three (3) Business Days after the determination of the Final Closing Working Capital and Final Subsequent Closing Working Capital in accordance with Section 1.6(b), pay an amount of cash in the aggregate equal to (i) the Final Closing Working Capital plus the Final Subsequent Closing Working Capital, less (ii) the Estimated Closing Working Capital plus the Estimated Subsequent Closing Working Capital, by wire transfer of immediately available funds, to the Seller Representative. In addition, if the sum of the Estimated Closing Deferred Revenue plus the Estimated Subsequent Closing Deferred Revenue is greater than the sum of the Final Closing Deferred Revenue plus the Final Subsequent Closing Deferred Revenue, then Purchaser shall, within three (3) Business Days after the determination of the Final Closing Deferred Revenue and Final Subsequent Closing Deferred Revenue in accordance with Section 1.6(b), pay an amount of cash equal to fifteen and one-half percent (15.5%) of the difference between (A) the Estimated Closing Deferred Revenue plus the Estimated Subsequent Closing Deferred Revenue and (B) the Final Closing Deferred Revenue plus the Final Subsequent Closing Deferred Revenue, by wire transfer of immediately available funds, to the Seller Representative. Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to release the entire Adjustment Escrow Fund (or such lesser amount, as applicable in the event of a netting pursuant to Section 1.6(e)), by wire transfer of immediately available funds to the Seller Representative. If any payment to be made pursuant to this Section 1.6(d) is not made within three (3) Business Days after the final determination of Final Closing Working Capital, Final Subsequent Closing Working Capital, Final Closing Deferred Revenue and Final Subsequent Closing Deferred Revenue, the Sellers may pursue any and all claims, rights or remedies available to the Sellers at law or in equity to obtain payment of the excess shortfall due to the Sellers bearing interest at the annual rate of 12.5%.

(e)     Netting of Adjustments. Any payments to be made pursuant to Section 1.6(c) and Section 1.6(d) shall be aggregated (and, if applicable, netted) so that only one payment shall be made to the Sellers or Purchaser, as applicable.

(f)     Adjustment Payments. Any payment pursuant to Section 1.6(c) or Section 1.6(d) shall be deemed to be an adjustment to the Purchase Price.

(g)     All references in this Section 1.6 to the terms Estimated Subsequent Closing Deferred Revenue, Estimated Subsequent Closing Working Capital, Final Subsequent Closing Deferred Revenue, Final Subsequent Closing Working Capital, Subsequent Closing Balance Sheet, Subsequent Closing Date, Subsequent Closing Deferred Revenue, Subsequent Closing Schools, Subsequent Closing Working Capital, Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Final Proposal, and Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement shall be disregarded in the event that there are no subsequent Closings pursuant to Section 6.4.

(h)     Subsequent Adjustment for Accounts Payable. Any subsequent adjustment for accounts payable pursuant to Item 8 of Schedule 1.6(a) shall be subject to the procedures set forth in this Section 1.6, to the extent applicable.

4.     Section 2.4(c). Section 2.4(c) of the Purchase Agreement is hereby deleted in its entirety.

5.     Section 4.3(d). The final sentence of Section 4.3(d) of the Purchase Agreement is hereby amended to read in its entirety as follows:

Notwithstanding anything to the contrary in this Agreement, Purchaser may, in its sole discretion, upon giving notice to the Sellers at least five days prior to the Initial Closing, elect not to assume (i) any Contract of the Sellers related to insurance (excluding workers’ compensation related insurance, to the extent provided for under Zurich Agreement) or marketing, (ii) any oral agreement, and (iii) any Contract that has expired by its terms but not been renewed, except in each case for clauses (i) – (iii) of this sentence where such Contract needs to be assumed by Purchaser in order for it to perform its obligations under the Transition Services Agreement.

6.     Section 4.10. The last sentence of Section 4.10 of the Purchase Agreement is hereby amended to read in its entirety as follows:

For the avoidance of doubt, Purchaser and the Sellers acknowledge that the only Letter of Credit listed on Schedule 4.10 that Purchaser is required to replace is the Letter of Credit in favor of the landlord of Plaza West in the amount of $34,490.61. Purchaser further acknowledges that an additional Letter of Credit in the amount of $1,300,000 and relating to workers’ compensation obligations of the Sellers assumed by Purchaser hereunder is required for Purchaser’s operation of the Everest Plus Business after the Initial Closing. At the election of the Sellers, the replacement of the Letter of Credit in favor of the landlord of Plaza West in the amount of $34,490.61 may be effected by the Sellers cash collateralizing such Letter of Credit. As promptly as practicable following the Initial Closing in that event, Purchaser shall collateralize the Plaza West obligation.

7.     Section 5.11. Section 5.11 of the Purchase Agreement is hereby added to the Agreement to read as follows:

Section 5.11     Reimbursement for Certain Workers’ Compensation Claims.

(a)     By not later than August 2, 2016, Purchaser shall provide the Seller Representative with estimates, based upon actuarial analyses prepared by a qualified actuarial firm reasonably acceptable to the Seller Representative of liabilities for workers’ compensation claims incurred or made on or before the Initial Closing for those locations that have been assumed by Purchaser pursuant to the Zurich Agreement (the “Aggregate Estimate”). If the Aggregate Estimate exceeds the accrual for workers’ compensation liabilities in Final Closing Working Capital, then within thirty (30) days after the date on which the amount payable has been finally determined as set forth below in Section 5.11(c), the Seller Representative shall pay to Purchaser in cash the amount by which the Aggregate Estimate exceeds the accrual for workers’ compensation liabilities in Final Closing Working Capital. Except as provided in the foregoing sentence, the Sellers and the Seller Representative shall have no obligation to reimburse Purchaser for workers’ compensation claims. If the accrual for workers’ compensation liabilities in Final Closing Working Capital exceeds the Aggregate Estimate, then within thirty (30) days after the date on which the amount payable has been finally determined as set forth below in Section 5.11(c), Purchaser shall pay to the Seller Representative in cash the amount by which the accrual for workers’ compensation liabilities in Final Closing Working Capital exceeds the Aggregate Estimate.

(b)     Upon completion of the actuarial estimates contemplated by Section 5.11(a), Purchaser shall deliver the report of the actuaries together with its estimates of liabilities to the Seller Representative.

(c)     Following the delivery of the report of the actuaries, the Seller Representative shall have thirty (30) days to object to such report. If the Seller Representative does not object, the report of the actuaries shall be final, conclusive and binding. If the Seller Representative does object, Purchaser and the Seller Representative shall negotiate in good faith for thirty (30) days with a view to resolving their disagreements and Purchaser shall provide the Seller Representative with all such information as the Seller Representative may reasonably request to determine the accuracy of Purchaser’s estimates. If the parties are unable to reach agreement, the dispute shall be referred to an accounting arbitrator for resolution in accordance with procedures that, as nearly as practicable, conform to the procedures set forth in Section 1.6(b)(iii). The determination of that arbitrator shall be final, binding and conclusive.

(d)     Following the Initial Closing, Purchaser may, at its election and after notice to the Seller Representative, obtain excess loss, stop loss or other similar insurances against losses from workers compensation claims assumed by it pursuant to the Zurich Agreement that it may incur in excess of the Aggregate Estimate in such reasonable amounts as it may determine to be appropriate. If Purchaser elects to obtain such insurance, the Seller Representative shall be afforded an opportunity to review and comment on any policies that Purchaser may obtain. Purchaser and the Seller Representative shall each be responsible for paying one half of the premiums on such policies.

8.     Section 5.12. A new Section 5.12 is hereby added to the Purchase Agreement to read as follows:

Section 5.12     Vehicle Transfer. Certain vehicles currently owned or leased by the Sellers are required to be transferred (either by transfer of title or an assignment of lease) to Purchaser in connection with the Initial Closing and certain of these vehicles are to be retained by the Sellers. Purchaser and the Sellers shall cooperate to use reasonable best efforts to effect these transfers as promptly as practicable and in any event by thirty (30) days after the Initial Closing.

9.     Section 6.2(i). A new Section 6.2(i) is hereby added to the Purchase Agreement to read in its entirety as follows:

(i)      Agreement with Private Loan Owner Payee. Purchaser, Parent, and the Private Loan Owner Payee shall have entered into an agreement acceptable to each of them providing that $7.5 million of the Purchase Price shall be paid by Purchaser on behalf Parent to the Private Loan Owner Payee and that the principal balance of all student loans identified in that agreement shall be written down by approximately 40% of their outstanding principal balance as provided in such agreement.

10.     Section 6.4. Section 6.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Section 6.4     Subsequent Closing. If the conditions precedent set forth above in this ARTICLE VI to Purchaser’s and the Sellers’ obligations to close under this Agreement shall have been satisfied or waived except that the applicable Pre-Closing Educational Consents for any Everest Plus School(s) have not yet been obtained, then (a) if such consents for more than ten (10) Everest Plus Schools have not yet been obtained, either party may terminate this Agreement at the Outside Date pursuant to Section 9.1(b), or (b) if such consents for ten (10) or fewer Everest Plus Schools have not yet been obtained, then Purchaser, in its sole discretion, may (i) elect to proceed with Closing (notwithstanding the failure of the condition in Section 6.1(b)) and to exclude some or all of such Everest Plus Schools and any additional Everest Plus Schools associated with the same six-digit Office of Postsecondary Education Identification Number as issued by ED and any assets of the Sellers (including employees) relating exclusively to those schools from the assets to be acquired hereunder at the Initial Closing, and such Everest Plus School(s) (and associated assets) shall not be Purchased Assets, Assumed Contracts, or Assumed Leases, as applicable, for all purposes of this Agreement at the Initial Closing, and shall instead be Excluded Assets for all purposes unless and until acquired by Purchaser pursuant to this Section 6.4 at a subsequent closing, and (ii) require the Sellers to proceed with Closing on the remaining Purchased Assets (such Closing, the “Initial Closing”). If the Pre-Closing Educational Consents required with respect to any Everest Plus School not transferred to Purchaser at the Initial Closing (as contemplated in the previous sentence) are obtained within 90 days after the Initial Closing and all other conditions precedent to Purchaser’s obligations to close remain satisfied, then Purchaser shall acquire and the Sellers shall convey such Everest Plus School(s) (and associated assets) in one or more subsequent closings in accordance with the terms of this Agreement applicable to the Initial Closing upon payment by Purchaser of additional consideration of (i) One Dollar ($1.00) per school so acquired, plus (ii) the Estimated Subsequent Closing Working Capital Adjustment (which for the avoidance of doubt may be a positive or negative amount), minus (iii) the Estimated Subsequent Closing Deferred Revenue Adjustment.  For the avoidance of doubt, Purchaser shall have no obligation to consummate any such transaction if the Sellers shall have made any voluntary or involuntary filing in bankruptcy (unless the condition in Section 6.1(e)(i) has been satisfied).

For the avoidance of doubt, Purchaser shall not hire any employees of the Sellers with respect to any Everest Plus School that is excluded from acquisition at the Initial Closing under this Section 6.4, but rather Purchaser shall hire such employees at the time, if any, of a subsequent Closing with respect to the applicable Everest Plus School.

11.     Section 8.3(c). The following sentence is hereby added to the end of Section 8.3(c) of the Purchase Agreement:

For the avoidance of doubt, the Cap shall apply only to Seller Representation Claims and not to claims made by Purchaser in respect of amounts payable under the Transition Services Agreement, the arrangements relating to reimbursement for certain workers’ compensation costs and expenses set forth in Section 5.11 or any other agreement entered into in connection with the Transactions.

12.     Schedules. All references in the Purchase Agreement to the Schedules and the Seller Disclosure Schedule shall refer to the Schedules and the Seller Disclosure Schedule finalized and delivered as of the Closing Date.

13.     Certain Defined Terms. The following definitions in Annex A of the Purchase Agreement are hereby deleted in their entirety and replaced with the following:

“Estimated Closing Deferred Revenue” has the meaning set forth in Section 1.6(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 1.6(a)(i).

“Final Closing Deferred Revenue Adjustment” means an amount equal to fifteen and one-half percent (15.5%) of the sum of the Final Closing Deferred Revenue and, if applicable, the Final Subsequent Closing Deferred Revenue.

“Final Closing Working Capital Adjustment” means (i) the sum of the Final Closing Working Capital and, if applicable, the Final Subsequent Closing Working Capital minus (ii) the Working Capital Target.

14.     Additional Defined Terms. The following defined terms are hereby added to Annex A of the Purchase Agreement in the correct alphabetical location:

“Aggregate Estimate” has the meaning set forth in Section 5.11(a).

“Estimated Subsequent Closing Deferred Revenue” has the meaning set forth in Section 1.6(a)(ii).

“Estimated Subsequent Closing Working Capital” has the meaning set forth in Section 1.6(a)(ii).

“Final Subsequent Closing Deferred Revenue” means the Subsequent Closing Deferred Revenue as finally determined pursuant to Section 1.6(b)(ii) or 1.6(b)(iii).

“Final Subsequent Closing Working Capital” means the Subsequent Closing Working Capital as finally determined pursuant to Section 1.6(b)(ii) or 1.6(b)(iii).

“Initial Closing Schools” means the Everest Plus Schools included in the Initial Closing.

“Review Period” has the meaning set forth in Section 1.6(b)(i).

“Subsequent Closing Balance Sheet” has the meaning set forth in Section 1.6(b)(i).

“Subsequent Closing Date” means the date of any subsequent Closing pursuant to Section 6.4.

“Subsequent Closing Deferred Revenue” has the meaning set forth in Section 1.6(b)(i).

“Subsequent Closing Schools” means any Everest Plus Schools included in a subsequent Closing pursuant to Section 6.4.

“Subsequent Closing Working Capital” has the meaning set forth in Section 1.6(b)(i).

“Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Final Proposal” has the meaning set forth in Section 1.6(b)(ii).

“Subsequent Closing Working Capital and Subsequent Closing Deferred Revenue Statement” has the meaning set forth in Section 1.6(b)(i).

“Zurich Agreement” means the Ratification and Adoption Agreement effective as of the Closing Date, by and between Purchaser and Zurich American Insurance Company and American Zurich Insurance Company.

15.     Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Purchase Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Purchase Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Purchase Agreement, will mean and be a reference to the Purchase Agreement as amended by this Amendment.

16.     Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Amendment may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ZENITH EDUCATION GROUP, INC.

By:      /s/ David L. Hawn
           Name:   David L. Hawn
           Title:     President

For itself and on behalf of the Sellers,

CORINTHIAN COLLEGES, INC.

By:      /s/ Jack D. Massimino
           Name:      Jack D. Massimino
           Title:        Chief Executive Officer

[Signature Page to Fourth Amendment to Asset Purchase Agreement]